FOR IMMEDIATE RELEASE

The Stanley Works Reports 3Q 2009 Results

•	Third quarter diluted EPS from continuing operations (“EPS”) of $0.77; full year EPS guidance range increased

•	Record gross margin rate of 41.3% in the quarter

•	Third quarter free cash flow of $158 million, up 53% versus 3Q’08

•	Security segment achieves 3% revenue growth and 13% profit growth versus prior year

New Britain, Connecticut, October 21st, 2009 ... The Stanley Works (NYSE: SWK) today announced third quarter 2009 financial results. Highlights are summarized below:

•	Net sales from continuing operations were $936 million, down 16% versus prior year as growth due to acquisitions (+4%) and price (+2%) was more than offset by a 20% decline in unit volume as previously anticipated. Currency translation also impacted revenues unfavorably by 2%.

•	The gross margin rate improved 270 bps versus 3Q’08 to a record 41.3%. The increase is attributable to continued execution of productivity projects, price carryover and improved mix due to relatively stable performance in the Security segment. Lower commodity costs more than offset cost under-absorption associated with lower volume.

•	SG&A expenses were 26.9% of sales, down $23 million versus the prior year. Excluding acquisitions, SG&A expenses declined 14% versus the prior year as the company realized $41 million of savings as a result of previously announced cost reduction programs.

•	The company generated free cash flow of $158 million in the quarter, aided in part by working capital benefits. Working capital turns improved by 8% to 5.2 from 4.8 in the prior year despite a 16% revenue decline as the Stanley Fulfillment System continued to favorably impact results. Year-to-date, the company has generated $183 million in free cash flow.

John F. Lundgren, Chairman and Chief Executive Officer, commented, “We are encouraged by the second consecutive quarter of record gross margins despite the market driven volume headwinds we experienced through September. Our ongoing success in tailoring our product and service offerings to best fit our customers’ needs is producing market share gains within a majority of our businesses while positioning us to take full advantage of the mild stabilization we are experiencing in select end markets.”

Segment Results:

	3Q ‘09			Versus 3Q ‘08			Versus 2Q ‘09
($ millions)	Segment			Segment			Segment

			Profit			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate	Sales	Profit	Rate
Security	$403	$84	20.8%	+3%	+13%	+190 Bps	+3%	+13%	+180 Bps
Industrial	$205	$19	9.2%	-31%	-53%	-430 Bps	—	-3%	-20 Bps
CDIY	$328	$48	14.8%	-23%	-11%	+210 Bps	+1%	+33%	+350 Bps

•	The Security segment continued to achieve a healthy segment profit which rose 13% versus prior year to a profit rate of 20.8% and was driven by the ongoing successful integration of accretive acquisitions as well as a continued focus on increasing the recurring revenue base. Organic revenue declines eased sequentially for the Security segment during the quarter, falling 6% versus prior year. Convergent (Electronic) Security Solutions’ organic revenues increased 5% versus 2Q’09. Versus prior year, organic revenues declined in high single digits as lower installation revenues were partially offset by a 5% increase in organic recurring monthly revenue. Mechanical Access Solutions’ operating margins increased versus prior year despite mid single digit revenue declines.

•	Industrial revenues fell 31% versus prior year due to ongoing weakness in both U.S and Europe where unit volume fell 34% and 29%, respectively, in markets characterized by weak end market demand for industrial tools and storage as well as continued inventory liquidation in the channels. Currency translation accounted for an additional decline of almost 2%.

•	CDIY experienced stabilizing sales trends during the quarter in almost every region across the globe. Unit volume weakness slowed slightly as the U.S. and Europe were down 24% and 21%, respectively during 3Q versus the prior year. Foreign exchange had a 2% negative impact, which was offset by a 2% increase in price versus 3Q’08. Segment profit of 14.8% showed significant improvement, up from 6.4% in the fourth quarter of 2008. The Bostitch integration continued to exceed internal targets and contributed positively to overall segment performance.

James M. Loree, Executive Vice President and Chief Operating Officer stated, “Our strong third quarter earnings and cash flow performance in the face of steep but not unexpected volume declines was encouraging. We are pleased that the cost reduction initiatives have not only taken hold, but have resulted in structural improvements in several important businesses with the Bostitch turnaround an excellent case-in-point. Importantly, as several of our end markets begin to show signs of stabilization, our focus is now shifting to a resumption of growth and the achievement of operating leverage.”

Guidance Summary:

Management has raised its 2009 EPS guidance and expects full year EPS to be in the range of $2.84 - $2.94 ($2.50 — $2.60 range plus the 2Q’09 $0.34 gain on debt extinguishment) based on the following new/updated assumptions:

•	Gross margins are now expected to be approximately 40% for the full year due to strong performance and improving trends on this key measure. This updated assumption is the major driver behind the increase in annual guidance.

•	Also contributing modestly to the improved outlook are a weaker U.S. dollar versus other major currencies, potentially lower restructuring charges and a more favorable effective tax rate.

Management now expects free cash flow to exceed $300 million for the full year, based on expected continued working capital turn progress and improved earnings.

Donald Allan Jr., Vice President and Chief Financial Officer, commented, “It is rewarding to see our businesses realize the benefits of our proactive cost cutting measures and have the ability to raise our gross margin rate outlook for the full year and increase our EPS guidance slightly above the high end of our previously stated range. In addition, our enterprise-wide commitment to the Stanley Fulfillment System has allowed us to improve our free cash flow estimate.”

The company will host a conference call with investors at 10:00am ET, Wednesday, October 21st, 2009 to discuss quarterly results. The slides that will accompany the conference call are available at this time on www.stanleyworks.com. The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917 with the conference identification number 33099989; also, via the Internet at www.stanleyworks.com by selecting “Events and Webcasts” from the “Investors” section of the web site. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 33099989.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact: Kate White, Director of Investor Relations
(860) 827-3833
kwhite@stanleyworks.com

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and software expenditures (reconciliation on pg. 9). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) generate full year 2009 EPS in the range of $2.84 – 2.94 per fully diluted share; (ii) improve working capital turns and earnings; (iii) generate free cash flow to exceed $300 million for 2009; (iv) focus on a resumption of growth and achieve operating leverage (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i)  the Company’s ability to tailor products and services with customers’ needs; (ii) stabilization in the Company’s end markets; (iii)  weaker U.S. dollar versus other major currencies, lower restructuring charges and a more favorable effective tax rate; (iv) achieving full year 2009 gross margins of approximately 40%; (v) successful integration of businesses and acquisitions; (vi) the continued acceptance of technologies used in the Company’s products and services; (vii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (viii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (ix) the proceeds realized with respect to any business or product line disposals; (x) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xi)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xv) the Company’s ability to obtain favorable settlement of routine tax audits; (xvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xvii) the continued ability of the Company to access credit markets under satisfactory terms; and (xviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2009; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling continue to deteriorate; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.